Exhibit 8.1

        STEVENS & LEE
LAWYERS & CONSULTANTS

111 North 6th Street
P.O. Box 679
Reading, PA 19603-0679
(610) 478-2000 Fax (610) 376-5610
www.stevenslee.com

April 28, 2004

Board of Directors
Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, PA 19610

Re:    Merger of Seacoast Financial Services Corporation with and into Sovereign Bancorp, Inc.

Gentlemen:

        We have been requested to provide this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the "Merger") pursuant to which Seacoast Financial Services Corporation, a Massachusetts corporation ("Seacoast"), will merge with and into Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"). The Merger is further described in and will be in accordance with the Securities and Exchange Commission Form S-4 Registration Statement filed by Sovereign on April 28, 2004, and as the same may be amended (the "S-4 Registration Statement"), and related exhibits thereto, including the Agreement and Plan of Merger, dated as of January 26, 2004, between Sovereign and Seacoast, as amended, (the "Merger Agreement"). This opinion is being provided solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

        The Merger is structured, and will be completed, as a statutory merger of Seacoast with and into Sovereign, with Sovereign surviving the Merger, for the consideration payable to Seacoast shareholders as described in Section 1.02 of the Merger Agreement, all pursuant to the applicable corporate laws of the Commonwealths of Pennsylvania and Massachusetts. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.

        We have acted as counsel to Sovereign in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

          1.     the S-4 Registration Statement;

          2.     the Merger Agreement;

          3.     the Officers' Certificates annexed hereto; and

          4.     such other instruments and documents related to Sovereign, Seacoast and their affiliated companies as we have deemed necessary or appropriate.

        In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

          1.     original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

          2.     any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

          3.     the Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the Commonwealths of Pennsylvania and Massachusetts; and

          4.     at all times up to and including the Effective Time, no outstanding indebtedness of Seacoast has represented or will represent equity for tax purposes.

        Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that the statements regarding the U.S. federal income tax consequences set forth in the S-4 Registration Statement under the heading "Certain Federal Income Tax Consequences," insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

        Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the IRS and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

        As you are aware, no ruling has been or will be requested from the IRS concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding of the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

        This opinion is being delivered to the Board of Directors solely for the purpose of being included as an exhibit to the S-4 Registration Statement. It may not be relied upon or utilized for any other purpose (including, without limitation, satisfying any conditions in the Merger Agreement) or by any other person or entity, and it may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

VERY TRULY YOURS,
/S/ STEVENS & LEE, P.C.
STEVENS & LEE, P. C.